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EXHIBIT 10.88

As of February 1, 2001

Mr. Roger Burlage
CEO
Harvey Entertainment, Inc.
11835 West Olympic, Suite 550
Los Angeles, CA 90064

Re:  PM LIBRARY

Dear Roger:

    The following sets forth the terms of the agreement between Cinetel Films, Inc. ("Cinetel") and Harvey Entertainment ("Producer") in connection with Cinetel's engagement as the sales agent for the motion pictures attached on Exhibit "A" hereto which represent the PM library (the "Pictures").

A.  Conditions Precedent: Cinetel's obligations hereunder shall be subject in all respects to Cinetel being added as an additional insured to the errors and omissions policy for each Picture and access to all delivery materials necessary for Cinetel to deliver the Pictures. In addition this Agreement is subject to the prior approval of Chase Securities, Inc., the Producer's Board of Directors and Cinetel's primary lender, if necessary.

B.  Territory: The territory (the "Territory") is the universe excluding Canada, the United States, and its territories and possessions and those territories (but only with respect to the rights granted and for the term licensed) as provided in the previous sales as listed on Exhibit "B" attached hereto (the "Excluded Sales"). For purposes herein that portion of the Territory encompassing France, Germany, Italy, Japan, Spain and the United Kingdom shall be referred to as the "Select Territory" and that portion of the Territory outside the Select Territory shall be referred to herein as the "General Territory."

C.  Term: The term (the "Term") is two years from the date of execution of this Agreement by Producer as listed on the execution page of this Agreement (the "Execution Date") subject to Paragraph H. below. Cinetel shall have a customary right of first negotiation with respect to an extension of the Term.

D.  Rights Represented by Cinetel: (a) Subject to the Excluded Sales, Producer hereby engages Cinetel on an exclusive basis during the Term to act as the Producer's Sales Agent in the Territory to arrange on behalf of the Producer for the distribution, exhibition, sale, leasing, licensing and other exploitation of the Pictures of the following distribution rights in the Pictures: theatrical, non-theatrical, video (including DVD), airlines, pay-per-view and pay and free television (the "Rights") but not including exploitation via the Internet, except as set forth below, and any other forms of distribution whether now known or hereafter developed which such rights shall be reserved by Producer.

    (b) Notwithstanding anything set forth above the Producer grants Cinetel the following rights for distribution and exploitation of the Pictures in the Territory over what is commonly known as the Internet. In the event Cinetel grants a sublicensee all rights its controls to a particular picture it may also grant rights to distribute the Picture over the Internet. Any distribution over the Internet by way of web-casting, web-TV, streaming, download or any other form of Internet transmission must be limited to receipt only within the Territory. If such reception can not be so limited, then Cinetel can not grant such distribution rights.

    (c) Despite the above, Producer reserves the right to distribute and exploit any and all of the Pictures via the Internet, subject to any agreements Cinetel may already have entered into with sublicensees. After Cinetel has been notified of Producer's exercise of such rights on any Pictures, it shall have no further right to license any Internet rights on such Pictures.

E.  Gross Receipts: All gross revenues from the exploitation of the Pictures (to the extent (i) earned and non-refundable, (ii) actually received by either (a) Chase Securities, Inc. (the "Collection Agent"), (b) Cinetel and or (c) any other person or entity receiving such monies on behalf of the Producer or Cinetel in U.S. Dollars and (iii) as determined after the deduction of sub-distributor fees (which sub-distributor fees shall not be applied against any minimum guarantees and may only be applied against license fees generated as overages pursuant to a license or a distribution agreement) and expenses and all reasonable and customary refunds, taxes, credits, discounts, allowances, adjustments, exclusions and deductions granted to sub-distributors under the subdistribution agreement ("Gross Receipts") which determination shall be as soon as practicable by the party receiving such monies, shall promptly be paid into a collection account (the "Collection Account") in the name of Producer and disbursed as follows by the Collection Agent:

    1.  Sales Agency Fee: Cinetel shall be entitled to be paid by the Collection Agent the following sales agency fees (each, a "Sales Agency Fee") within ten business days of receipt of each monthly statement:

      a)  General Sales Agency Fee: Cinetel shall be entitled to be paid a fee equal to fifteen percent (15%) (the "General Sales Agency Fee") of all Gross Receipts in the General Territory except with respect to the Excluded Sales.

      b)  Select Sales Agency Fee: Cinetel shall be entitled to be paid a fee equal to ten percent (10%) of all Gross Receipts in the Select Territory except with respect to the Excluded Sales.

      c)  Servicing Fee for Excluded Sales: Cinetel shall be entitled to be paid a servicing fee for collection of receivables equal to five percent (5%) of all Gross Receipts with respect to the Excluded Sales.

      d)  New Product and Straight Distribution Sales Agency Fee: Cinetel shall be entitled to be paid a fee of up to fifteen percent (15%) of all Gross Receipts (the "New Product and Straight Distribution Sales Agency Fee") with respect to the exploitation of new product which has not commenced principal photography prior to the Execution Date. In no event shall the New Product and Straight Distribution Sales Agency Fee exceed one half of any distribution fee to be paid to Producer on such new product. Cinetel hereby agrees to defer five percent (5%) of the New Product and Straight Distribution Sales Agency Fee if required by third-party financiers until such time as the third-party financier has recouped its financing. Upon such recoupment, Cinetel shall then be paid all Gross Receipts after deduction of the New Product Sales Agency Fee until it has been paid all of its deferred fee.

    2.  Marketing/Servicing Expenses: Cinetel shall be entitled to be paid by the Collection Agent all direct, third party good faith out-of-pocket expenses (e.g., no overhead to Cinetel or any related or affiliated companies) incurred by Cinetel resulting from Cinetel's engagement as sales agent (the "Marketing/Servicing Expenses") from the Gross Receipts remaining after the deduction of the Sales Agency Fee. Notwithstanding the foregoing, Cinetel shall also be entitled to be paid by Collection Agent a one-time film market overhead charge in connection with the Pictures of $30,000 which shall cover all overhead costs (such as travel, hotels, phone, office rental and supplies) incurred by Cinetel in attending various sales markets. Regarding per-Picture expenses beyond the aforementioned film market overhead charge: Cinetel shall not recoup further Marketing/Servicing Expenses in excess of $25,000 in the aggregate for each group or package of Pictures or in excess of $5,000 for any one single Picture. Any single commitment in excess of $1,000 will be subject to the prior written approval of the Producer.

    3.  Producer's Share of Gross Receipts: After the deductions set forth in Paragraphs E.1 through E.2 above, Producer shall be entitled to the remaining Gross Receipts, if any (the "Producer's Share of Gross Receipts").

F.  Statements and Payments: Cinetel shall maintain books and records which shall reflect all Gross Receipts received from subdistributors and the deductions made by Cinetel pursuant to this Agreement. Cinetel will render to Producer on a monthly basis for such time as Gross Receipts are received by either Cinetel, the Producer or the Collection Agent commencing with the start of the Term, a collection report showing Gross Receipts received and all deductions made by Cinetel pursuant to this Agreement, plus any fees due to Cinetel. Such statements shall be rendered within thirty (30) days following the end of the applicable accounting period and shall indicate thereon that portion of the Gross Receipts that is then due Producer. Any statement rendered to Producer hereunder shall be deemed accepted by Producer, and no claim by Producer with respect to any statement shall be maintained unless made in writing, specifying in detail the claim, within one (1) year after the date on which Cinetel renders the statement (with requested back-up) in which such item is first reflected, and no lawsuit shall be maintained or instituted except if based on such claim and commenced within one (1) year after such written claim is made. Any matter covered by a statement which has become incontestable hereunder shall remain so, even if included in a subsequent statement or statements.

    Cinetel shall also produce and prepare a monthly schedule setting forth all contracts executed within a calendar month, plus the status of any and all pending contracts or on going negotiations. Such schedule shall be rendered by the tenth day of each month for the previous month during the Term of the Agreement.

G.  Examination of Books: Producer shall have the right, at its own expense, to engage an outside reputable certified public accountant with expertise in the motion picture industry, and approved by Cinetel, to audit the books and records of Cinetel pertaining to the Pictures at Cinetel's office during normal business hours upon at least ten (10) days' prior written notice to Cinetel, and in such as manner as not to interfere with Cinetel's normal business activities. Producer may not exercise its audit rights more than once annually or for more than one consecutive thirty (30) day period annually.

H.  Reversion of Rights: In the event that either Producer or Cinetel is acquired by a company which will acquire all or substantially all of its assets, securities or film library, or in the event that Paul Hertzberg shall cease for any reason, including without limitation, termination of employment, death or disability (provided such disability continues for a term of sixty (60) consecutive days) to perform the functions he currently performs for Cinetel, Producer shall have the right to demand that the Rights to the Pictures revert to Producer on a date which is six (6) months from the date of such notice of reversion and subject to Producer's payment to Cinetel of a reversion fee of One Hundred Fifty Thousand ($150,000) (the "Reversion Fee") and the repayment of any Marketing/Servicing Expenses (as such term is defined under Paragraph E.2 above) that have been incurred by Cinetel and not otherwise recouped as provided under Paragraph E.2 above. The Reversion Fee shall be reduced to Seventy Five Thousand ($75,000) on the date which is twelve (12) months from the Execution Date. In the event of such reversion, Producer shall arrange for Cinetel to be paid its Sales Agency Fee (as such term is defined under paragraph E.1 above) on all sales to date at the time of reversion from revenues received from such sales and prior to the disbursement of such revenues received. Notwithstanding the foregoing, the Reversion Fee shall be reduced by fifty cents ($.50) for every one dollar paid or credited to Cinetel pursuant to Paragraphs E.1(a) through E.1(d), inclusive, up to and including the date of reversion.

I.  Producer Approvals: All third party license or other agreements that Cinetel arranges will be subject to Producer's prior written approval, such approval not to be unreasonably withheld. Cinetel's request for approval shall include all information reasonably necessary for Producer to make an informed decision, including but not limited to all pictures to be included within the license agreement and all pictures or other product licensed by Cinetel to the same Licensee concurrent with the license to be approved, the license fee to be allocated to all pictures licensed to the Licensee, and their proposed license terms. Producer agrees that it shall give any required approval within 5 business days of receipt by Producer of such written request and accompanying documentation from Cinetel. In the event Producer does not disapprove any such submitted license within 5 business days of receipt by Producer of such written request from Cinetel, any such submitted license shall be deemed approved. Notwithstanding the above, during film markets (including but not limited to AFMA, MIFED, MIP-TV, MIP-COM and NATPE) the Producer agrees that it shall give any required approvals within 48 hours of receipt by Producer of such request, and such approval may be given verbally, rather than in writing, but in the event of a verbal approval one of the parties must confirm the approval to the other in writing as soon as practical thereafter, but not later than 24 hours after the granting of the verbal approval. All license agreements entered into by Cinetel as the agent for Producer shall provide that Gross Receipts be paid into the Collection Account. Cinetel can not package or group any of the Pictures with any non-Producer pictures unless such package or group has previously been approved in writing by Producer. The parties agree that they may incorporate into the definitive agreement a list of minimum acceptable prices in each territory. If the parties so agree on such a list, any license agreements in which the license fee is excess of such minimum fees will be deemed automatically approved. In addition, any appointment of a sales agent by Cinetel in the Territory shall be subject to Producer's prior written approval. Any requests to Producer for approval, until otherwise notified in writing, should be sent as follows:

Robert Burlage Chairman of the Board The Harvey Entertainment Company 11835 W. Olympic Blvd., Suite 550E Los Angeles, CA 90064 (310) 444-4100 (310) 444-4102 fax e-mail: Rburlage@Harvey.com with a copy:
Caroline Stewart
Chief Financial Officer
The Harvey Entertainment Company
11835 W. Olympic Blvd., Suite 550E
Los Angeles, CA 90064
(310) 444-4100
(310) 444-4103
e-mail: Cstewart@Harvey.com

    Notices to Cinetel shall be sent to the following address:

    Notices shall be effective upon delivery personally, by fax, federal express (or other such overnight services), e-mail, or within three business days if delivered by certified mail return receipt requested. Either party may change the place and person to which notices shall be addressed upon sending written notification of such fax to the other party.

    a.  Notwithstanding anything to the contrary contained in this Agreement, Cinetel is not authorized to sublicense or subdistribute (i.e., enter into an agreement with a third-party wherein the third party would act as an additional sales agent in consideration for a fee which would dilute the share of receipts to which the parties hereto would otherwise be entitled) the license hereunder without the prior written approval of PM or Harvey. For avoidance of doubt, nothing in this paragraph shall prevent Cinetel from licensing the Property to local or regional distributors.

J.  Representations. Warranties and Indemnities: As an inducement to Cinetel to enter into this Agreement, and in consideration of its doing so, Producer represents, warrants and agrees as follows:

    a.  The Pictures with the exception of the Excluded Sales, have not heretofore been distributed or otherwise exploited in any part of the Territory;

    b.  Producer has the full rights, power and authority to enter into and perform this Agreement, and Producer is the sole and exclusive owner of the Rights. Upon request, Producer shall provide such chain-of-title with respect to the Pictures as it has in its possession;

    c.  Upon Delivery of the Pictures to Cinetel, (i) Producer shall own or have good and sufficient licenses from the owners of all literary, dramatic and musical material contained in the Pictures, or upon which the Pictures are based, to the extent required to enable Cinetel to enter into any and all sub-distribution agreements; and (ii) all amounts and obligations to all third-parties with respect to production and delivery of the Pictures (including without limitation, all production costs, deferments, profit participations, royalty payments, music synchronization or other music costs, license fees and any residual, supplemental market or other payments to any guild or union or the members thereof) shall have been full paid and satisfied by Producer and Producer shall be solely responsible for the payment and/or satisfaction thereof;

    d.  Producer shall exclusively own or have good and sufficient exclusive licenses from the owners of all the copyrights in and to the screenplays of the Pictures and the Pictures themselves, and such copyrights are valid and existing throughout Territory and neither the screenplays for the Pictures are in the public domain anywhere in the Territory, and Producer has obtained copyright registration of said screenplays and Pictures in Producer's name in the United States Copyright Office, and Producer will obtain any and all renewals thereof, and will promptly after obtaining them furnish Cinetel with copies of the applicable copyright registration certificates;

    e.  Neither the Pictures nor any part thereof nor the exercise by Cinetel's subdistributors of any of the Rights does or will violate or infringe upon the copyright, right of privacy or any other rights of any person or company whomsoever;

    f.   Subject to the existing liens and security interests granted to Chase Securities, Inc. in all assets of Producer, the Lewis Horwitz Organization liens and security interests in the films "Layover" and "Firetrap" and the joint liens and security interests granted to Imperial Bank and Natexis Banque in the film "Inferno", Cinetel's sub-distributors shall have quiet title to the Rights during the Term; there are no other known material claims, liens, encumbrances, security interests or other rights or charges of any kind in, to or on the Pictures, or any part thereof, or any literary, musical or other material contained therein, or any of the Rights or any of the physical materials of the Pictures, which can or will impair, limit, restrict, prejudice or interfere with any of the Rights of the exercise thereof by Cinetel or its sub-distributors and Cinetel may freely exploit the Rights, or any of them, in the Territory and throughout the Term without interference from any other person or company;

    g.  No material claims or litigation are pending or threatened, and Producer does not know of any dispute which may result in a material claim or litigation, which might adversely affect any of the Rights granted to Cinetel's sub-distributors;

    h.  There are no agreements with, or rights in, any person or company which would require Cinetel or its sub-distributors or sub-licensees to pay any such person or company any royalty, compensation or other sum whatsoever by reason of the exhibition or distribution of the Pictures hereunder or the exercise of any of the Rights or which would require Cinetel or its sub-distributors to obtain any consent or permission in order for Cinetel's sub-distributors to exercise legally any of the Rights;

    i.   Producer will not, during the Term, negotiate or enter into any distribution or sub-distribution agreements for the Pictures in the Territory, and Producer will direct any inquiries therefor to Cinetel;

    j.   All screen and advertising credits which Producer, or any other person or company, has agreed, or may agree prior to delivery of the Pictures to Cinetel, to accord in connection with the Pictures are and will be consistent with each other and in accordance with all applicable guild and union agreements, and will be accurately reflected in a schedule of credits to be delivered to Cinetel. No credit obligations in relation to the Pictures shall be assumed or undertaken by Producer after the delivery of the Pictures to Cinetel;

    k.  Good, marketable and technically first-class release prints and high-definition video masters can be made from the pre-print materials delivered by Producer to Cinetel hereunder, and first-class PAL and NTSC video masters of all Pictures will be provided to Cinetel;

    l.   All of Producer's representations and warranties hereunder will be valid, true and correct at the time of delivery of each Picture to Cinetel and throughout the Term, and will survive the expiration or termination of this Agreement. At the time of delivery of the Pictures to Cinetel, the Pictures will not theretofore have been exhibited anywhere in the Territory, commercially, at festivals, or otherwise, except as provided under the Excluded Sales.

    Cinetel shall have the unqualified right to rely upon all representations, warranties and covenants made by Producer in this Agreement notwithstanding any information obtained by Cinetel from any other source, and notwithstanding any investigation which could have been made by Cinetel (it being agreed that Cinetel is under no obligation to make any such investigation), and notwithstanding the provisions of any documents delivered by Producer to Cinetel pursuant to the terms of this Agreement or otherwise.

K.  Indemnity: Producer hereby agrees at all times to defend and indemnify Cinetel and all persons and companies acquiring any Rights in the Territory during the Term from or through Cinetel, and their respective officers, agents, directors, stockholders and employees ("Indemnitees") against, and to hold each of them harmless from and against, any and all loss, liability, cost, damage and expense, including, without limitation, court costs and reasonable counsel fees, which they or any of them may suffer or incur by reason of any breach or alleged breach of any warranty or representation made by Producer hereunder, or any other breach of this Agreement by Producer, or any error or omission in any of the material furnished by Producer in accordance with this Agreement, or any failure of Producer to furnish timely such material or information as and when required hereunder. There shall be included in the loss, liability, cost, damage and expense against which the Indemnitees are indemnified hereunder all sums which any of the Indemnitees may pay in settlement of any such claim. In addition, Cinetel may, at its option, postpone or suspend the distribution, exhibition, marketing and exploitation of the Rights or any of them until such claim, action suit or proceeding has been finally settled or adjudicated in favor of Producer and Cinetel. If any such claim remains pending for twenty-four (24) months or more from the first notice to Cinetel of such claim, action, suit or proceeding, and if as a result thereof Cinetel has suspended the exercise of the Rights to a substantial extent, Cinetel shall have the right to terminate this Agreement by written notice to Producer. In the event of such termination, and without limiting the right of Cinetel to recover any damages sustained by Cinetel, Producer shall, upon demand of Cinetel, refund to Cinetel any then unrecouped portion of Marketing Expenses, plus interest on all the foregoing at the rate charged Cinetel by its principal lender (the "Interest Rate").

L.  Producer shall agree to add Cinetel as an additional Insured on its existing Errors and Omission Insurance policies. Producer further agrees to maintain the current or a similar policy for the term of this agreement.

    Producer and Cinetel anticipate negotiating a more formal long-form agreement to be negotiated in good faith, incorporating the terms and conditions hereunder as well as other terms and conditions that are customary in the motion picture industry. Unless and until such long-form agreement is executed, this Agreement shall constitute a binding agreement between Producer and Cinetel.

    If the foregoing is acceptable, please so indicate by signing in the space provided below.

Very truly yours, CINETEL FILMS, INC.		AGREED AND ACCEPTED THE HARVEY ENTERTAINMENT COMPANY ("Producer")
By:	/s/ PAUL HERTZBURG	By:	/s/ ROGER A. BURLAGE
Its:	PRESIDENT	Its:	CEO

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EXHIBIT 10.88